Exhibit 10.1
March 19, 2007
Ms. Kathleen Crusco
1473 Sauvignon Court
Livermore, CA 94550
Dear Kathleen:
On behalf of Activant Solutions, Inc., I am pleased to confirm the following offer of employment to you as Senior Vice President and Chief Financial Officer. The following should summarize the salient points of our offer.
Position: Senior Vice President and Chief Financial Officer, reporting directly to our President and Chief Executive Officer. Your offer of employment will be contingent upon successful completion of the pre-employment background investigation and completion of the requirements of the final paragraph in this letter. Additionally, at a mutually agreed upon time, I would like to have a reference discussion with your current boss at Polycom. A start date upon completion of the above will be May 3rd, 2007. The position is located at the Company’s headquarters in Livermore, California.
Salary: Your salary will be $11,153.85 paid bi-weekly, which is the equivalent to $290,000 annually. This is an exempt position.
Incentive Bonus: You will be eligible to participate in the Activant Incentive Bonus Plan, commencing the first full quarter after your start date. Your target incentive bonus under the plan will be $145,000.
Stock Options: Effective as of your date of hire, you will be granted 425,000 stock options subject to the approval of the Board of Directors and execution of the Company’s form of stock option agreement. The option price will be set based on the valuation of the company at the first Board Meeting after your date of hire. 20% of the shares will vest 12 months after the Vesting Commencement Date (your date of hire), 5% of the remaining shares will vest on the last day of each three-month period thereafter over the next 48 months.
Sign-On Bonus: The Company will pay to you a gross (taxable) bonus of $100,000 within 90 days after your starting date of employment. In the event you voluntarily terminate your employment with Activant prior to 12 months from your start date, you will reimburse this bonus to Activant in full.
Executive Severance: Activant intends to put in place for certain senior executives a plan (in which you will participate) that will provide for severance in the event your position is involuntarily terminated by Activant for any reason other than for “Cause” (as defined in the plan) or, if you voluntarily terminate your employment with the Company for “Good Reason” (as defined in the Plan). The Plan will provide for severance of (i) 9-months of your then base salary, (ii) 9-months target of your IB bonus and (iii) 9-months of COBRA payments.

Kathleen Crusco Page 2	March 19, 2007
Benefits: As a full-time employee, you will be eligible to participate in the Company’s comprehensive group medical, dental, vision, disability, deferred compensation and life insurance programs. Health coverage becomes effective the first day of employment. Activant has several additional benefit programs such as a 401(k) plan, Educational Assistance Program and a Flexible Spending Program. Additionally, you will be eligible to participate in our Executive Physical Program which will allow you to have a comprehensive physical up to a value of $2,500. Your vacation accrual will equal 20 days (160 hours) per year.
Employment At Will: In consideration of employment, you agree to conform to the policies of the Company and acknowledge that employment can be terminated for any reason, with or without cause, at any time with or without notice at the option of Activant or the employee. Failure to comply with company policies will necessitate disciplinary action, which may include termination of employment.
Activant has begun a very exciting time in its corporate life. We believe we can provide you with a challenging and rewarding career and look forward to your joining the Activant staff and both participating in and contributing to the success of the Company. We hope to have you as part of the Activant Team, and we eagerly await your confirmation to our offer.
Kathleen, to indicate your acceptance of the offer, please sign, date and return one copy of the original offer letter to Austin Houck via the enclosed envelope. In addition to the conditions set forth above, this offer is contingent upon the completion of and the return of the Form I-9, W-4 and our standard agreements regarding Employee Confidentiality, Non-Disclosure, Intellectual Property and Non-Solicitation (see enclosures) and your agreement to the Activant Code of Conduct. You must provide proof of employment authorization within the first three days of your start date. Please refer to the back of the form I-9 to assist you in determining which documents you must bring with you on your first day of employment.
Sincerely,
Pervez Qureshi
President and Chief Executive Officer
I accept your contingent offer of employment, and will commence work upon passing the background investigation and reference checking and other conditions. I agree to the terms as outlined in this letter.

Kathleen Crusco	Date